Exhibit 10.1
August 22, 2008
Matthew E. Avril
c/o Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Ave
White Plains, NY 10604
Dear Matt,
The specifics of your assignment with Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”), in connection with your promotion to President — Hotel Operations, are outlined below:
Start Date:
Subject to the terms of this letter, your promotion will be effective as of September 1, 2008 (the “Effective Date”).
Responsibilities:
Your position will be President — Hotel Operations at the Company’s corporate office in White Plains, NY and you shall perform such duties and services as are assigned to you by the Company as requested. You shall devote your full time and attention to the affairs of the Company and to your job duties, and use your best efforts and abilities to promote the Company’s interests. Notwithstanding the foregoing, you shall not be prohibited from investing or trading in stocks, bonds, commodities or other forms of passive investment, including real estate, provided that such activities do not violate section 1 of the confidentiality, non-compete and non-solicitation agreement referred to below. You will initially be reporting to Frits van Paasschen, Chief Executive Officer, though the Company may make changes in your reporting structure, title and job responsibilities at any time. It is expected that the performance your duties will involve extensive travel, both within the United States and internationally.
In performing your duties, you will be expected to comply at all times with all policies, procedures and directives as they currently exist or as they may be adopted or changed from time to time.
Base Salary:
Your base salary will be $725,000.00 annually, paid in semi-monthly intervals of $30,208.33, and subject to applicable withholdings for FICA, state and federal taxes. The Starwood salary program provides performance-based salary reviews for future salary progression.

Annual Incentive (Bonus):
You will be eligible to participate in the Starwood Annual Incentive Plan (AIP) or, at the election of the board’s compensation committee, the Annual Incentive Plan for Certain Executives (AIPCE). In either case, your target incentive is 100% of base salary. Your actual incentive award will be based upon a variety of factors including company and division performance, and your achieving specified performance criteria to be established and approved with your manager. In the event that changes are made to any of the incentive plans, the changes will apply to you as they do other similarly situated employees of the Company.
Please note that the AIP and AIPCE provides that a portion of your annual bonus will be deferred and payable in Starwood stock or stock units.
Payment of your 2008 bonus will be delivered according to the regular annual incentive plan payout schedule and shall be based upon the base salary and bonus target set forth in this letter. An annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company at the time such bonus is payable in accordance with the AIP, AIPCE and Company practices. The Company does not pay pro-rata bonuses upon departure.
Long Term Incentive:
You will be eligible to participate in Starwood’s Long Term Incentive Compensation Plan (“LTIP”), subject to the terms and conditions of the LTIP, as it may be changed from time to time. This plan provides for the award of options/restricted shares at the Company’s discretion to high performing executives. For calendar years 2009, 2010 and 2011, as long as annual option and restricted stock grants are made to other senior executives, you will receive equity awards having a minimum value of $1,500,000 on or about the same time as such grants are made to other senior executives (currently February of each year), payable in the same proportions of restricted stock and options as other senior executives of the Company, with the value of options determined by the method then used by the Company for determining grants to such other senior executives. The award agreements governing the terms of your equity grants will be on the same terms and conditions as other senior executives of the Company.
In connection with your promotion, you will receive a one time restricted stock grant under the LTIP having an aggregate value of $1,500,000, awarded as follows:
Effective on the first business day of the month following the execution of this letter agreement, you will be granted that number of shares of restricted stock having a value equal to $1,500,000, based on the Fair Market Value (as defined in the LTIP) on the date of the grant. The restricted shares will vest in accordance with the LTIP and will otherwise be governed by the provisions of the LTIP and the award agreement governing the restricted shares, provided that 100% of the shares will vest on the third anniversary of the date of grant. Further details will be provided in the award notification and agreement to be delivered to you following the grant.
Benefits:
Your original hire date with Starwood will remain the same for benefit accrual purposes. If you promotion necessitates a change in medical plans, information will be provided to you after your new assignment begins. You shall participate in, and be eligible to receive, all other benefits, including 401(k), medical, dental and disability plans coverage, as may be provided by the Company to other senior executive employees from time to time pursuant to the terms and conditions of such benefit plans, programs and/or policies. In the event that changes are made to any of the benefit plans, the changes will apply to you as they do other employees of the Company.
You will be eligible for 20 days of vacation on an annual basis. In addition, the Company will reimburse you for up to $10,000 in legal fees incurred by you for review of your employment letter with us.
Relocation:
Starwood will pay the reasonable, out-of-pocket costs of relocating from Orlando, Florida to the New York metropolitan area in accordance with the provisions of Starwood’s Relocation Program. Details of Starwood’s Relocation Program are enclosed. To initiate the moving process, please contact your Human Resources office. In an effort to fully utilize our relocation benefit and avoid additional tax liability, we ask that you do not begin your relocation process before being contacted by your assigned relocation company. Your office shall be based in White Plains or such other location at the Company’s headquarters as may exist from time to time. The Company recognizes that you currently reside in Florida and will maintain a residence there.
In the event that you accept this offer of employment and relocation expenses are paid to you or on your behalf, you agree that if you voluntarily terminate your employment within one year, you will repay all such relocation, reduced by 1/12 for each full calendar month actually worked. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by Starwood and will be your responsibility.
Resolution of Disputes:
From time to time, disagreements and misunderstandings may arise concerning your job responsibilities, performance, compensation, benefits or other matters affecting your employment with the Company, or one of its affiliated companies. We hope that we will be able to resolve such matters through normal discussions with your immediate managers or Human Resources representatives.
In the event those efforts fail, you and the Company agree, except as may be prohibited by law or as otherwise excluded by the terms of the attached Mutual Agreement to Arbitrate (Attachment A), to submit any and all disputes relating to or arising out of this offer letter, your employment with the Company or the termination of that employment to final and binding arbitration pursuant to the employment rules then in effect of the American Arbitration Association, which shall be the sole and exclusive remedy for such disputes. Accordingly, you acknowledge and agree that this offer of employment and the benefits provided herein are contingent upon your execution of the Mutual Agreement to Arbitrate provided to you herewith and incorporated herein by reference. In the event that the Mutual Agreement to Arbitrate is determined by a court with appropriate jurisdiction to be unenforceable, you and the Company waive any right to a trial by jury on the claims that otherwise would have been subject to the Mutual Agreement to Arbitrate.
Employment Term:
While Starwood looks forward to a long and mutually beneficial relationship with you, you should understand that there is no fixed duration for your employment. In accepting this offer,

you acknowledge and agree that your employment with the Company is at will, and may be terminated by Starwood at any time, with or without notice and for any or no reason. By signing below, you acknowledge that except for this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment or your prospective employment, and that nothing in this letter guarantees employment for any definite or specific term or duration or any particular level of benefits or compensation.
Severance:
In the event that Starwood terminates your employment for any reason other than cause, Starwood will pay to you twelve months of your then current base salary, in a lump sum less all applicable withholdings (the “Severance Payment”), and it will periodically reimburse you for your COBRA expenses minus your last level of normal contribution for up to twelve months commencing on the termination date. In addition, all stock options and restricted stock held by you under the Company’s stock incentive plans that were granted prior to August 19, 2008 shall immediately vest and become exercisable, and may thereafter be exercised, as provided in and in accordance with the terms of the applicable plan and award agreement. All stock options and restricted stock awards granted after August 19, 2008, including the sign-on grant referred to above, shall not be automatically accelerated but shall be governed in accordance with the terms of the applicable plan and award agreement. The Severance Payment and equity acceleration will be in lieu of any compensation, damage or remedy to which you might otherwise be entitled and will be subject to and conditioned upon (a) your continuing compliance with the Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement referred to below and (b) your signing a written waiver and release of any and all claims against Starwood arising out of or relating to your employment with Starwood, in form and substance satisfactory to Starwood. You will not be eligible for any Severance Payment, equity acceleration or COBRA reimbursement if you resign from your employment with the Company.
For purposes of this paragraph, “cause,” shall mean (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the policies or practices of Starwood; (ii) your material failure or refusal to properly perform, or the habitual neglect of (both as determined by Starwood in its reasonable discretion and judgment), the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood; (iii) any acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, disloyalty, breach of trust, gross negligence, civil or criminal illegality, or any other misconduct or behavior that could (as determined by Starwood in its reasonable discretion and judgment), subject to civil or criminal liability or otherwise adversely affect the business, interests or reputation of Starwood or any of its affiliates.
Other Conditions and Obligations:
You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions. Restrictions include, without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire. By signing this letter, you represent to the Company that there are no agreements or arrangements, whether written or oral, in effect that would prevent or conflict with your full performance of your employments duties and responsibilities to us.

As a further condition of this offer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by a confidentiality, non-compete and non-solicitation agreement provided to you by the Company (Attachment B).
No Other Assurances:
You acknowledge that in deciding to sign this offer, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any representative of the Company, except for what is expressly stated herein. This offer replaces and cancels all previous agreements, commitments, and understandings, including without limitation, the Amended and Restated Employment Agreement dated as of May 11, 2005 between you and Starwood Vacation Ownership, Inc., a wholly owned subsidiary of the Company, whether spoken or written, if any, that the Company or any representative of the Company may have made in connection with your anticipated employment.
You also acknowledge that this offer is intended as written, and that no marginal notations or other revisions to either this offer, the Mutual Agreement to Arbitrate, or the Non-compete, Non-solicitation, Confidentiality and Intellectual Property Agreement are binding on the Company unless expressly consented to in writing by the Executive Vice President, Human Resources or Starwood’s Chief Administrative Officer and General Counsel. This offer shall be construed, governed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.
By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and Starwood and that you accept and agree to the terms as stated above.

Very truly yours,
By:
	Name:	Jeff Cava
	Title:	EVP — Human Resources

ACCEPTED AND AGREED TO:

Matthew E. Avril	Date: August ___, 2008

Attachment A
MUTUAL AGREEMENT TO ARBITRATE
     In order to gain the benefits of a speedy, impartial, and cost-effective dispute resolution procedure, and for good and valid consideration as covenanted below and in addition to any other consideration, and intending to be legally bound, Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) and I hereby agree that, except as otherwise provided herein, all disputes and claims for which a court otherwise would be authorized by law to grant relief, in any manner, that I may have, now or in the future, during or after my employment with the Company, of any and every kind or nature whatsoever with or against the Company, any of the Company’s affiliated or subsidiary companies, partners, joint venturers, owners of properties that the Company’s affiliates manage, and/or any of his, her, its or their directors, officers, employees or agents , or any disputes and claims that the Company may have against me (collectively, “Claims”), shall be submitted to the American Arbitration Association (“AAA”) to be resolved and determined through final and binding arbitration before a single arbitrator and to be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the AAA. The Company and I agree that the arbitrator will have the authority to grant motions dispositive of all or part of any Claim. The Company shall be responsible for payment of all arbitrator compensation, AAA filing fees and AAA administrative fees, other than the initial AAA filing fee for which I will be responsible to pay up to a maximum of $125, or as otherwise required by law.
     Any reference in this Agreement to the Company also refers to all of the Company’s affiliated entities, benefit plans, the benefit plans’ sponsors, fiduciaries and administrators, and all successors and assigns of any of them.
     The Company and I each have the right to representation by counsel with respect to arbitration of any dispute pursuant to this Agreement. Except as prohibited by law, at the request of either the Company or me, the arbitration proceedings shall be conducted in confidence, and, in such a case, all documents, testimony, and records shall be received, heard, and maintained by the arbitrator in confidence, available for inspection only by me and the Company, our respective attorneys, and experts, who shall agree, in advance and in writing, to receive all such information confidentially and to maintain the secrecy of such information until it shall become generally known. Both parties shall be allowed adequate discovery as part of the arbitration process, including reasonable access to essential documents and witnesses as determined by agreement or the arbitrator.
     The arbitrator shall conduct a full hearing as to all issues and disputes not resolved by dispositive motion. At such hearing, the parties shall be entitled to present evidence and examine and cross-examine witnesses. The arbitrator shall issue a written decision revealing the essential findings and conclusions upon which any award is based. In addition, the arbitrator shall have authority to award equitable relief, damages, costs, and fees to the extent permitted by law, including, but not limited to, any remedy or relief that a governing court might order.
     The Company and I hereby agree that the Claims subject to arbitration shall include but not be limited to any and all Claims that arise out of or are related to the offer of employment, transfer or promotion extended by the Company to me, any withdrawal or rescission of that offer, any aspect of my employment with the Company or the terms and conditions of that employment, any claim for bonus, vacation pay or other compensation, any termination of that employment and any Claim of discrimination, retaliation, or harassment based upon age, race, religion, sex, creed, ethnicity, pregnancy, veteran status, citizenship status, national origin, disability, handicap, medical condition, sexual orientation or any other unlawful basis, or any other unlawful conduct, under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, the Rehabilitation Act, as amended, the Immigration Reform and Control Act, and the state and local analogues to the foregoing.
     The Company and I further agree that the Claims subject to arbitration shall exclude any Claims required by any applicable federal, state, local or other statute or benefit or pension plan to be submitted to an administrative forum (for example, a workers’ compensation claim, a claim for unemployment insurance benefits, or an administrative charge of discrimination or retaliation filed with the Equal Employment Opportunity Commission or the state or local analogue to that agency but not litigation arising from such charges), any claims involving any loans or advances paid to me that are subject to any mortgage, promissory note or other similar agreement that I have signed, and any Claims involving solely a monetary dispute within the jurisdiction of a small claims court. The Company and I further agree that the Claims subject to arbitration also shall exclude any Claims to the extent they involve the alleged taking, use or disclosure of trade secrets and similar confidential or proprietary information, Claims involving a failure to pay a retention bonus or relocation expense, Claims involving a failure to repay any unearned portion of a retention bonus or relocation expense, Claims based upon any employee pension or benefit plan the terms of which contain an enforceable arbitration procedure, in which case the procedure of such plan shall apply, and Claims that cannot be compelled to mandatory arbitration under applicable federal law.
     The Company and I agree that any arbitration award rendered as the result of any arbitration under this Agreement shall be final and binding and may be entered and enforced as a court judgment in accordance with applicable law. The Company and I further agree that this Agreement, any arbitration under this Agreement and any arbitration award rendered in such arbitration shall be governed by the Federal Arbitration Act.
     By entering into this Agreement, the Company and I each specifically acknowledge and understand that the right to the determination and/or trial of any Claims in court before a judge or a jury is a valuable right, and that by signing this Agreement, the Company and I hereby knowingly and voluntarily waive any and all rights we may have to assert any Claims in any court of competent jurisdiction and to a determination and/or trial before a judge or a jury.
     I further understand and acknowledge that this Agreement is not intended to be and shall not be deemed to constitute a contract of employment for any specific duration, and that my employment shall be and remain at will, which means that the Company and I shall be free to terminate that employment at any time for any or no reason with or without notice and with or without cause.

     Each party’s promise to resolve Claims by arbitration in accordance with the provisions of this Agreement is consideration for the other party’s like promise. Additionally, I enter into this Agreement in consideration of the Company’s employment, transfer or promotion of me.
     This Agreement shall survive my employer-employee relationship with the Company and shall apply to any covered Claim whether arising or asserted during my employment or after the termination of my employment with the Company. This Agreement can be modified or revoked only by a writing signed by both me and the Company and that expressly refers to this Agreement and specifically states an intent to modify or revoke it. This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration provision contained in a pension or benefit plan or an agreement covering change in control benefits and protections.
EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES CAREFULLY READING THIS AGREEMENT, UNDERSTANDING ITS TERMS, AND ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.
EACH PARTY FURTHER ACKNOWLEDGES HAVING THE OPPORTUNITY TO DISCUSS THE AGREEMENT WITH PERSONAL LEGAL COUNSEL AND HAS USED THAT OPPORTUNITY TO THE EXTENT DESIRED.

Dated: August __, 2008
NAME: Matthew E. Avril

Dated: August __, 2008
NAME: Jeff Cava
TITLE: EVP — Human Resources Starwood Hotels & Resorts Worldwide, Inc.

Attachment B
NON-COMPETE, NON-SOLICITATION, CONFIDENTIALITY AND
INTELLECTUAL PROPERTY AGREEMENT
          This Non-compete, Non-solicitation, Confidentiality and Intellectual Property Agreement (“Agreement”) is entered into as of this ___ day of August 2008, (the “Effective Date”), by and between Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) and Matthew E. Avril (the “Employee”).
          WHEREAS, the Company devotes significant time, resources and effort to the training and advancement of its management, and its management team constitutes a significant asset and important competitive advantage; and
          WHEREAS, the Employee has and will have access to important and sensitive confidential information; and
          WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an agreement with Employee whereby Employee will be prohibited from competing with the Company and/or soliciting employees of the Company in accordance with the terms and conditions of this Agreement; and
          WHEREAS, Employee may create inventions, trade secrets, know-how and documents or other works of authorship and may appear or perform in various promotional materials within the scope of Employee’s employment.
          WHEREAS, in consideration of the Company’s offer of employment, Employee agrees to enter into this Agreement.
          THEREFORE, the Company and Employee agree as follows:
          1. Employee agrees that during the period of Employee’s employment with the Company and for a period of 12 months following the date of any termination of employment from the Company (the “Non-Compete Period”), Employee shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services to or otherwise assist or be interested in any Competitive Business in any geographic area in which, as of the date of termination of Employee’s employment, the Company or any of its subsidiaries is engaged or planning to be engaged. As used herein, “Competitive Business” shall mean any of the firms, businesses, corporations or enterprises listed on Attachment 1. Notwithstanding the foregoing, Employee may invest in a Competitive Business if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock. In addition, Employee may continue his role and investments in business relationships that he has disclosed to the Company prior to the date hereof, including the activities set forth on Schedule D to the Amended and Restated Employment Agreement dated as of May 11, 2005 between the Company and Employee.

          2. Non-solicitation. During the Non-Compete Period, Employee shall not, without the prior written consent of the Company, except in the course of carrying out Employee’s duties hereunder, directly or indirectly solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture or other business entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company or its affiliates (including, without limitation, for this purpose any director level employee of the Company or its affiliates and any General Manager of any hotel owned (in whole or in part) or managed by the Company or its affiliates).
          3. Confidentiality. Employee acknowledges that during the course of his/her employment with the Company, Employee will receive, and will have access to, “Confidential Information,” as such term is defined below, of the Company and its affiliates and that such information is a special, valuable and unique asset belonging to the Company. Accordingly, Employee is willing to enter into the covenants contained in this Agreement in order to provide the Company and its affiliates with what Employee considers to be reasonable protection for the Company’s interests. All notes, memoranda, papers, documents, correspondence or writings (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise recorded or stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) (“Documents”) which from time to time may be in Employee’s possession (whether prepared by Employee or not) relating, directly or indirectly, to the business of the Company and its affiliates shall be and remain the property of the Company and shall be delivered by Employee to the Company immediately upon request, and in any event promptly upon termination of Employee’s employment, and Employee shall not make or keep any copies or extracts of the Documents. At any time during or after Employee’s employment with the Company ends, without the prior written consent of the Company, except (i) in the course of carrying out Employee’s duties hereunder or (ii) to the extent required by a court or governmental agency, or by applicable law or under compulsion of legal process, Employee shall not disclose to any third person any information concerning the business of the Company or its affiliates, including, without limitation, any trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or prospective management agreement or joint venture, information pertaining to business methods, sales plans, design plans and strategies, management organization, computer systems and software, operating policies or manuals, personnel records or information, information relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, financial records or other financial, commercial, business or technical information relating to the Company (collectively, “Confidential Information”), unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Employee’s breach of this Section 3). Employee will, prior to making any such disclosure pursuant to subsection (ii), promptly notify the Company of his/her receipt of such process or requirement, consult with the Company on the advisability of taking steps to resist or narrow such request, cooperate with the Company in any attempt that the Company may make to obtain a court order or other reliable assurance that confidential treatment will be accorded to all or designated portions of such information, and not disclose such Confidential Information unless the Company shall have had reasonable opportunity to obtain a court order prohibiting or limiting such disclosure.
               3.1 Employee agrees that, both during and after Employee’s employment with the Company, if Employee is uncertain of whether or not information is confidential, Employee will treat that information as Confidential Information until Employee has received written verification from an authorized officer of the Company that the information is not Confidential Information.
          4. Intellectual Property and Publicity Rights. Employee acknowledges and agrees that all right, title and interest in and to patents, patent applications, inventions, improvements, discoveries, developments, processes, business methods, technical information, know-how, trade secrets, computer programs, writings, designs, copyrights, maskworks, trademarks, service marks, trade names, trade dress and the like (collectively, “Intellectual Property”), including the right to invoke the benefit of the right of priority provided by any treaty to which the United States is a party, which Employee creates, conceives, develops or obtains, either solely or jointly with others, during Employee’s employment with the Company (a) with the use of the Company’s time, materials, facilities or other resources; or (b) resulting from or suggested by Employee’s work for the Company; or (c) in any way relating to any subject matter relating to the existing or contemplated business, products and services of the Company or the Company’s affiliates, subsidiaries and licensees shall be owned by the Company. Upon request, Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company, or its nominee, all of Employee’s right, title, and interest in and to such Intellectual Property. Employee further acknowledges and agrees that the Company shall have the perpetual, worldwide right to use Employee’s name, performance, biography, voice, image, signature and likeness in promotional or any other materials developed by or for the Company during Employee’s employment with the Company. Employee hereby irrevocably and unconditionally waives any and all rights that he/she has or may have in and to the Intellectual Property, including, without limitation, any “moral rights” that he/she has or may have as “author” of the Intellectual Property, and hereby expressly agrees not to make any claim or demand against the Company or any party authorized by the Company to exploit the Intellectual Property.
          5. Equitable Relief.
               5.1 Employee acknowledges that the restrictions and obligations specified in Sections 1, 2, 3 and 4 hereof are reasonable in view of the nature of the business in which the Company is engaged and Employee’s knowledge of, and responsibilities with respect to, the Company’s business, and that any breach of Sections 1, 2, 3 or 4 hereof may cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of the Company, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed to be a waiver of any right to assert any other remedy the Company may have at law or in equity, including, without limitation, the right to cancel payments to which Employee is otherwise entitled under Employee’s employment agreement.
               5.2 Any proceeding or action seeking equitable relief for violation of Sections 1, 2, 3 and 4 hereof may be commenced in the federal courts in the Southern District of the State of New York, or in the absence of federal jurisdiction in state court in the State of New York. Employee hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts. Employee irrevocably waives any objection that Employee now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against Employee in any such suit will be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which will be conclusive evidence of the fact and the amount of any liability therein described, or by appropriate proceedings under an applicable treaty or otherwise.
          6. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, and/or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement and the subject matter of this agreement, (a) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties to the fullest extent permitted under applicable law, and (b) the remaining terms and provisions of this Agreement will remain in full force and effect.
          7. Governing Law. This Agreement shall be construed, governed and enforced according to the laws of the State of New York, without regard to the principles of conflicts of laws.
          8. Amendments and Waivers. No failure to act by the Company will waive any right contained in this Agreement. No provision of this Agreement may be amended or waived, except by a written agreement signed by both Employee and an authorized executive officer of the Company. Any waiver by the Company of strict performance of any provision of this Agreement shall not be a waiver of or prejudice the Company’s right to require strict performance of that same provision or any other provision of the Agreement in the future.
     Employee acknowledges that he/she has had a reasonable opportunity to review and consider the terms described above and to consult with an attorney if he/she so chooses prior to signing this Agreement. Fully understanding the above terms, Employee is entering into this letter agreement knowingly and voluntarily.
          IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Dated: August __, 2008
NAME: Matthew E. Avril

Dated: August __, 2008
NAME: Jeff Cava
TITLE: EVP — Human Resources Starwood Hotels & Resorts Worldwide, Inc.